Exhibit 99

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	Brian P. Campbell	READ IT ON THE WEB
	President and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 129
KAYDON CORPORATION REPORTS 67.7 PERCENT GROWTH IN DILUTED EARNINGS PER SHARE FOR 2006 FIRST QUARTER; SALES INCREASED 20.0 PERCENT AND OPERATING INCOME GREW 56.2 PERCENT; OPERATING MARGINS OF 23.3 PERCENT IMPROVED 540 BASIS POINTS IN THE QUARTER
Ann Arbor, Michigan – April 28, 2006
     Kaydon Corporation (NYSE:KDN) today announced its financial results for the first quarter ended April 1, 2006. Sales of continuing operations were up 20.0 percent, after tax income from continuing operations increased 80.2 percent and diluted earnings per share from continuing operations of $.52 were up 67.7 percent, compared with the first quarter of last year.
Highlights – Continuing Operations – First Quarter 2006
•	The Company achieved record first quarter sales of $101.5 million, versus $84.6 million during last year’s first quarter.

•	Operating income equaled $23.6 million, or 23.3 percent of sales, compared to $15.1 million, or 17.9 percent of sales, last year.

•	After tax income equaled $16.6 million, or 16.3 percent of sales, compared to $9.2 million, or 10.9 percent of sales, last year.

•	Diluted earnings per share were $.52, versus $.31 last year.

•	Order entry during the quarter equaled $95.9 million, resulting in a quarter-end backlog of $144.6 million versus $127.0 million last year.

•	EBITDA, a non-GAAP measure, was $28.0 million, equal to 27.6 percent of sales, and covered interest expense by 11.6 times. EBITDA for the last twelve months ended April 1, 2006 totaled $95.7 million, equal to 25.8 percent of sales, and covered interest expense by 10.0 times.

•	Cash and cash equivalents equaled $327.6 million at the end of the first quarter.
     Brian P. Campbell, President and Chief Executive Officer commented, “Our excellent first quarter performance reflects not only strong demand from our key markets, but also validates our disciplined operating and profit growth strategies. Operating and cash flow performance for the first quarter, together with our improved cost basis and productivity and lean manufacturing initiatives, provide us with further opportunities to enhance both internal and external growth.”
     In commenting further, Mr. Campbell said, “Our first quarter performance is indicative of the growth of the strong, investment-led economy, as well as Kaydon’s strong engineering, manufacturing, and proprietary product competitive positions. Based upon our current results and positive order trends, we are looking forward to another successful year of increased operating performance in 2006.”
Additional Data on First Quarter 2006 Results
     Sales of continuing operations during the first quarter of 2006 equaled a record $101.5 million, a 20.0 percent increase compared to $84.6 million during the first quarter of 2005. Increased sales across many of the Company’s product lines, including specialty bearings, sealing products, air filtration products, and metal forming equipment were only partially offset by decreases totaling $0.6 million related to linear deceleration products, liquid filtration products, specialty metal alloys, and specialty ball products.
     Gross profit from continuing operations equaled $41.5 million or 40.9 percent of sales for the first quarter of 2006 as compared to $33.4 million or 39.5 percent of sales for the first quarter of 2005. First quarter 2006 gross profit was positively affected by higher sales volume, and by the absence of several items that negatively affected last year’s first quarter gross profit, including higher material costs that were not offset by selling price increases and ramp up costs of new programs in the specialty bearings business.
     Selling, general, and administrative expenses of continuing operations, equaled $17.9 million or 17.6 percent of sales during the first quarter of 2006 as compared to $18.3 million or 21.6 percent of sales during the first quarter of 2005.
     Operating income from continuing operations increased 56.2 percent, to $23.6 million, in the first quarter of 2006, equal to 23.3 percent of sales, compared to $15.1 million, or 17.9 percent of sales, in the first quarter of 2005.

     Interest income increased to $3.4 million during the first quarter of 2006, compared with $1.5 million during the first quarter of 2005.
     The effective tax rate for continuing operations for the first quarter of 2006 was 32.6 percent, reflecting a $0.9 million reduction to the tax provision resulting from the Company’s most current evaluation of contingency reserves related to deductions previously not recognized for financial reporting purposes, after a recent examination by a taxing authority. The effective tax rate during the first quarter of 2005 was 35.2 percent. We expect the effective tax rate for the remainder of 2006 will be approximately 36.0 percent.
     Income from continuing operations for the first quarter of 2006 was $16.6 million or $.52 per share on a diluted basis, based on 34.8 million common shares outstanding. During the first quarter of 2005 Kaydon generated income from continuing operations of $9.2 million or $.31 per share on a diluted basis, also based on 34.8 million common shares outstanding.
     Income from discontinued operations for the first quarter 2005 equaled $0.7 million. Diluted earnings per share from discontinued operations for the first quarter 2005 were $.02, based on 34.8 million common shares outstanding.
     Reflecting continued strength in the manufacturing economy, order entry during the first quarter of 2006 equaled $95.9 million. Orders booked in last year’s first quarter equaled $105.0 million, including a $7.8 million order for specialty bearings from a customer in the wind energy industry for delivery throughout 2005. As a result of increased demand for specialty bearings utilized by the wind energy industry, the same customer accelerated their order for 2006 deliveries into last year’s fourth quarter. Therefore, the $7.8 million order made in last year’s first quarter did not reoccur during this year’s first quarter. Backlog equaled $144.6 million at the end of the first quarter 2006, a 13.9 percent increase compared to a backlog of continuing operations of $127.0 million at the end of the first quarter 2005.
     Net cash flow from operating activities during the first quarter 2006 improved to $15.1 million, or 14.8 percent of sales, compared to first quarter 2005 cash flow from operations of $5.6 million, or 6.6 percent of sales, primarily as a result of increased net income. During the first quarter 2006, the Company paid common stock dividends of $3.4 million, repurchased a total of 66,355 shares of Company common stock for $2.3 million, and invested $4.1 million in net capital expenditures. The Company’s cash and cash equivalents equaled $327.6 million at April 1, 2006.
     Free cash flow, a non-GAAP measure, defined as net cash flow from operating activities less capital expenditures, equaled $10.9 million, or 10.8 percent of sales, during the first quarter 2006, as compared to $3.2 million, or 3.8 percent of sales, during the first quarter 2005. Free cash flow for the last twelve months ended April 1, 2006 totaled $36.4 million. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of free cash flow and the reconciliation of free cash flow to the most comparable GAAP measure.

     Depreciation and amortization of continuing operations equaled $4.4 million during the first quarter of 2006, compared to $4.0 million during the comparable period last year.
     EBITDA from continuing operations, or earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, equaled $28.0 million, or 27.6 percent of sales, during the first quarter 2006, as compared to $19.1 million, or 22.6 percent of sales, during the first quarter 2005, and covered first quarter interest expense by 11.6 times. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.
Segment Discussion
     During the first quarter of 2006, sales of the Friction and Motion Control Products segment increased $12.3 million or 27.4 percent, to $57.1 million, when compared with first quarter 2005. Operating income increased 50.1 percent, to $15.9 million. This segment was positively affected by increased demand for specialty bearings utilized in defense, machinery and heavy equipment markets, including the wind power market. First quarter 2006 operating income was favorably impacted by increased selling prices and improved operating efficiencies related to military and industrial programs.
     First quarter 2006 sales of the Velocity Control Products segment of $14.5 million decreased slightly from the $14.7 million achieved in the first quarter of 2005, primarily as a result of changes in foreign exchange rates. Operating income of $3.7 million improved slightly compared to the $3.4 million generated in the first quarter of 2005 as a result of improved operating efficiencies and cost reduction programs.
     Sales of the Sealing Products segment increased 24.7 percent, to $10.8 million, compared with last year’s first quarter. First quarter 2005 sales were negatively affected by a work stoppage at the Baltimore, Maryland facility, which ended on January 22, 2005. Operating income declined slightly to $1.0 million as a result of sales mix and higher energy costs.
     Sales of the Company’s remaining businesses equaled $19.1 million during the first quarter of 2006 an increase from first quarter 2005 of $2.7 million or 16.7 percent, as a result of higher sales of metal forming equipment and air filtration products. As a result of higher sales volume, operating income for these businesses improved to $1.9 million in the first quarter of 2006, compared to $1.0 million during the first quarter 2005.
     As previously disclosed, in July 2005, Kaydon Corporation sold its Power and Data Transmission Products Group. The financial results of the Group are reported as discontinued operations, and the Group has been eliminated as a reportable segment.
About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

# # #
     Conference call information: At 10:30 a.m. Eastern time today, Kaydon will host a first quarter 2006 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-800-475-3716 and providing the following passcode number: 951753. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the Internet at: https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrsscwzsvdnmll or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “1Q 2006 Earnings Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Friday, May 5, 2006 at 5:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 4443137.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “potential,” “projects,” “approximately,” “looking forward to” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances.
     Certain non-GAAP performance measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP performance measures.

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	First Quarter Ended
	April 1,	April 2,
	2006	2005
Net sales	$101,505,000	$84,562,000
Cost of sales	59,962,000	51,167,000

Gross profit	41,543,000	33,395,000
Selling, general, and administrative expenses	17,915,000	18,273,000

Operating income from continuing operations	23,628,000	15,122,000
Interest income	3,396,000	1,527,000
Interest expense	(2,411,000)	(2,418,000)

Income from continuing operations before income taxes	24,613,000	14,231,000
Provision for income taxes	8,024,000	5,027,000

Income from continuing operations	16,589,000	9,204,000
Income from discontinued operations before income taxes	—	1,015,000
Provision for income taxes	—	340,000

Income from discontinued operations	—	675,000

Net income	$16,589,000	$9,879,000

Weighted average common shares outstanding
Basic	27,843,000	27,885,000
Diluted	34,761,000	34,818,000

Earnings per share — continuing operations
Basic	$0.60	$0.33

Diluted	$0.52	$0.31

Earnings per share — discontinued operations
Basic	—	$0.02

Diluted	—	$0.02

Earnings per share
Basic	$0.60	$0.35

Diluted	$0.52	$0.33

Dividends declared per share	$0.12	$0.12

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

	April 1,	December 31,
	2006	2005
Assets:
Cash and cash equivalents	$327,582,000	$320,804,000
Accounts receivable, net	61,064,000	50,869,000
Inventories, net	53,081,000	51,783,000
Other current assets	11,464,000	14,671,000

Total current assets	453,191,000	438,127,000

Plant and equipment, net	80,892,000	79,603,000

Goodwill, net	117,282,000	117,168,000
Other intangible assets, net	23,533,000	24,288,000
Other assets	10,049,000	11,401,000

Total assets	$684,947,000	$670,587,000

Liabilities and Shareholders’ Equity:

Accounts payable	$16,255,000	$18,192,000
Accrued expenses	29,187,000	26,552,000

Total current liabilities	45,442,000	44,744,000

Long-term debt	200,000,000	200,000,000
Long-term liabilities	66,300,000	66,167,000

Total long-term liabilities	266,300,000	266,167,000

Shareholders’ equity	373,205,000	359,676,000

Total liabilities and shareholders’ equity	$684,947,000	$670,587,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	First Quarter Ended
	April 1,	April 2,
	2006	2005
Cash flows from operating activities:
Net income	$16,589,000	$9,879,000
Adjustments to reconcile net income to net cash from operating activities:
Income from discontinued operations, net of tax	—	(675,000)
Depreciation	2,866,000	2,691,000
Amortization of intangible assets	769,000	602,000
Amortization of stock awards	787,000	658,000
Stock option compensation expense	136,000	—
Excess tax benefit from stock-based compensation	(462,000)	—
Deferred financing fees	387,000	393,000
Net change in receivables, inventories and trade payables	(13,274,000)	(11,601,000)
Net change in other assets and liabilities	7,254,000	3,616,000

Net cash from operating activities	15,052,000	5,563,000

Cash flows from investing activities:
Additions to property, plant and equipment, net	(4,106,000)	(2,343,000)
Acquisitions of businesses, net of cash acquired	—	(42,664,000)

Net cash used in investing activities	(4,106,000)	(45,007,000)

Cash flows from financing activities:
Cash dividends paid	(3,378,000)	(3,384,000)
Payments on debt	(16,000)	(15,000)
Excess tax benefit from stock-based compensation	462,000	—
Proceeds from exercise of stock options	802,000	494,000
Purchase of treasury stock	(2,327,000)	(3,600,000)

Net cash used in financing activities	(4,457,000)	(6,505,000)

Effect of exchange rate changes on cash and cash equivalents	289,000	333,000
Cash from discontinued operations	—	1,514,000

Net increase (decrease) in cash and cash equivalents	6,778,000	(44,102,000)

Cash and cash equivalents — Beginning of period	320,804,000	278,586,000

Cash and cash equivalents — End of period	$327,582,000	$234,484,000

Reportable Segment Information
(Amounts in thousands)

	First Quarter Ended
	April 1, 2006	April 2, 2005
Net sales

Friction and Motion Control Products
External customers	$57,062	$44,670
Intersegment — continuing operations	31	26
Intersegment — discontinued operations	—	104

	57,093	44,800

Velocity Control Products
External customers	14,518	14,738

Sealing Products
External customers	10,835	8,690
Intersegment — continuing operations	(23)	(19)

	10,812	8,671

Other
External customers	19,090	16,360
Intersegment — continuing operations	(8)	(7)

	19,082	16,353

Total consolidated net sales	$101,505	$84,562

	First Quarter Ended
	April 1, 2006	April 2, 2005
Operating income

Friction and Motion Control Products	$15,919	$10,609
Velocity Control Products	3,692	3,441
Sealing Products	1,000	1,191
Other	1,919	1,038

Total segment operating income	22,530	16,279
State income tax provision included in segment operating income	711	495
Items not allocated to segment operating income	387	(1,652)
Interest income	3,396	1,527
Interest expense	(2,411)	(2,418)

Income from continuing operations before income taxes	$24,613	$14,231

Kaydon Corporation
Reconciliation of Non-GAAP Measures
(Amounts in Thousands)
Free cash flow (non-GAAP)
     from continuing operations

	First Quarter Ended		LTM
	April 1,	April 2,	April 1,
	2006	2005	2006
Net cash from operating activities (GAAP)	$15,052	$5,563	$50,713
Capital expenditures	(4,106)	(2,343)	(14,323)

Free cash flow (non-GAAP)	$10,946	$3,220	$36,390

Kaydon’s management believes free cash flow, a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.
Earnings before interest, taxes, depreciation
  and amortization- EBITDA (non-GAAP)
  from continuing operations

	First Quarter Ended		LTM
	April 1,	April 2,	April 1,
	2006	2005	2006
Income from continuing operations (GAAP)	$16,589	$9,204	$53,915
Net interest (income)/expense	(985)	891	(1,044)
Income tax expense	8,024	5,027	25,811
Depreciation and amortization	4,422	3,951	16,984

Earnings before interest, taxes, depreciation and amortization- EBITDA (non-GAAP)	$28,050	$19,073	$95,666

Kaydon’s management believes EBITDA, or earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, is a gauge of financial strength from continuing operations before financing costs, investment income, taxes on income and non-cash charges. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Accordingly, EBITDA is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.